Exhibit 99.1

Healthaxis Announces Fourth Quarter and Full Year 2004 Financial Results

    IRVING, Texas--(BUSINESS WIRE)--March 30, 2005--

    Revenues Improve, Operating Loss Decreases from Prior Quarter; Loss of $0.34 and $1.99 Per Share Respectively; Foundation for Growth
                              Established

    Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three months ended December 31, 2004 and for the full year.

    Fourth Quarter and Full Year 2004 Financial Highlights(a)

    -- Revenues for the fourth quarter were $4.1 million, up 3% from the $3.9 million in the previous quarter and down from the $4.8 million realized in the fourth quarter of 2003. Revenues for the full year were $16.2 million, compared to $20.9 million in 2003. The decline in revenues from 2004 is attributable to several factors, the most significant of which was the conclusion of work on the Company's two state projects in 2003. These projects involved the development of benefit administration platforms. Having strategically moved the company toward becoming principally a BPO Services company, these types of contracts are no longer performed by the company. These contracts generated no revenues in 2004 and accounted for $1.8 million of the full-year difference. Recurring per employee per month (PEPM) revenues declined compared to comparative periods, principally as a result of one customer completing a multi-year run-off from Healthaxis systems, which began in 2000.

    -- The company recorded an increase in base lives in the fourth quarter compared to the third and second quarters of 2004. For the full year, per employee per month fees, transaction fees, data capture fees and print fees were down compared to 2003, primarily due to a lower total number of covered lives and lower claims volume in some of the company's on-going TPA customers, on an annualized comparison.

    -- Fourth quarter GAAP operating expenses were $5.1 million, down 3% from the prior quarter and down 15% from $6.0 million in the fourth quarter of 2003. GAAP operating expenses for the year were $ 21.9 million, down 13 percent, compared to $ 25.1 million in 2003. The 2004 cost reductions include the effect of substantial increases in sales and marketing expenses, continued investment in improving the company's service capabilities, and expanding the functionality of the company's claims clean-up and "smart editing" capabilities. Approximately $1.7 million of the year-over-year decline in expenses was related to termination of contract labor paid to the company's development partner and internal costs related to the state contracts. An additional $816,000 was related to lower amortization and depreciation expense. The remaining expense reduction was due primarily to lower vendor costs associated with the reduction in transaction revenues, as well as lower costs for salary, benefits, travel and other personnel related expenses, partially offset by a $468,000 one-time legal and accounting expense related to the preferred stock conversion transaction approved by shareholders on June 30, 2004.

    -- The operating loss of $991,000 for the fourth quarter compares to an operating loss of $1.3 million in the prior quarter and a loss of $1.2 million in the fourth quarter of 2003. The operating loss for the year of $5.7 million compares to a $4.3 million loss for 2003; the principal reason for the higher loss was the $4.7 million reduction in revenues for the year as the company completed its strategic realignment.

    -- EBITDA (defined as revenue less cash operating expenses) was a loss of $335,000 for the fourth quarter, compared to a loss of $352,000 for the fourth quarter of 2003. The 2004 EBITDA loss was $3.1 million, compared to a loss of $818,000 for 2003. The decrease in revenues from 2003 to 2004 exceeded the Company's reduction of cash operating expenses due to support and maintenance requirements of the company's existing customers, the build-up of the sales force and marketing initiatives. Our legal and accounting expenses related to the closing of the preferred stock transaction in June 2004, as well as our settlement with the State of Washington in March 2004, also contributed to the increased EBITDA loss during 2004. The attached financial table provides a reconciliation of EBITDA to the GAAP operating loss.

    -- The net loss attributable to common shareholders for the fourth quarter of 2004 was $1.1 million, or $0.34 per share. This compares to losses attributable to common shareholders of $1.3 million, or $0.48 per share for the third quarter of 2004, and $1.3 million, or $0.46 per share, for the fourth quarter of 2003. The loss for the year was $5.7 million, or $1.99 per share compared to a loss of $5.0 million or $1.05 per share a year ago. The number of weighted average common shares outstanding was significantly lower in 2004 than 2003 - 2,856,532 shares compared to 4,699,244 shares in 2003, due to the Company's September 30, 2003 repurchase and subsequent retirement of 48 percent of the outstanding common stock previously held by UICI.

    -- Cash at December 31, 2004 totaled $3.9 million, compared to $4.4 million at September 30, 2004 and $7.9 million at December 31, 2003. The major uses of cash during 2004 were $2.2 million used in operations, $891,000 used in investing activities (such as software development, contract start-up and purchases of property, plant and software), and $841,000 related to financing activities. The financing activities consisted of the final $223,000 preferred stock dividend paid in January 2004 and $618,000 in scheduled debt service on the note payable to UICI in 2004.

    Review and Outlook

    Commenting on 2004 results, James W. McLane, the Company's Chairman and Chief Executive Officer said: "We achieved many of our 2004 objectives, except for the all important one of growing our revenues. We clearly established a strong foundation for future growth. We aligned our expenses more closely with our revenues; we added several new customers that will contribute to company revenues in 2005, despite the recent termination of our previously announced contract with CBCA, Inc. due to our collective inability to achieve a mutually satisfactory implementation project plan; we strengthened our alliances with PPO networks, out-of network repricing companies and other companies in the health insurance claims processing space; we added data mining and reporting and smart claims editing capabilities to our services; we extended the contract of another of our largest customers to 2009; we substantially modified the terms of our outstanding preferred stock; we transitioned the company from being a software development company with three separate product lines to being an integrated technology enhanced business process services company, which surrounds and supports the origination and processing of a health insurance claim; we adjusted and strengthened our sales force; and we appointed John Carradine as President and Chief Operating Officer of the company. We also laid the groundwork for a substantial cash infusion into the company for organic and strategic growth, which was announced in February of this year."
    McLane went on to say: "We are focused on six growth strategies as we enter 2005:

    -- To grow our business with our existing customers by delivering quality results; by providing assistance with their contracting of new employee groups; and by continually developing new product and service offerings which address the areas of most concern to them in their markets;

    -- To add several new customers by continuing to strengthen our sales force, under its new leadership, as well as our distribution channels, and by continuing to modularize the deep functionality residing within our claims and admin systems;

    -- To broaden our capabilities by augmenting our on-shore and near-shore capabilities with lower cost off-shore capabilities that offer measurable quality results;

    -- To grow strategically to gain scale and enhance profitability through the acquisition of, or merger with, companies which provide complementary solutions and services;

    --  To strengthen our capital structure and achieve profitability;

    -- To solidify Healthaxis as a company of choice for its employees through our value system, incentive programs and environment of challenge, growth, opportunity, accountability and team-play."

    Continuing, McLane said: "We are taking, and we will continue to take, the steps we believe are necessary to achieve these objectives, including closing of the financing transaction and remote resourcing arrangement we announced in February. As I said at that time, we believe that Healthaxis is now situated as one of the strongest competitors in the Healthcare BPO services marketplace. We look forward to taking advantage of our opportunities, and growing our revenues."

    About Healthaxis Inc.

    Healthaxis (Nasdaq:HAXS) is a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors. For information on Healthaxis products and services, call 800-519-0679 or visit www.healthaxis.com. For investor information, call 972-458-8000.

    (a) The financial results reported in this release contain both measures of GAAP and Non-GAAP financial information, as defined in Regulation G adopted by the Securities and Exchange Commission. Accordingly, all such non-GAAP financial measures that are presented are also set forth on the tables attached to this press release and are both compared to, and reconciled with, the most directly comparable financial measure calculated and presented in accordance with GAAP. Management believes that these non-GAAP financial measures are useful in monitoring basic cash flow generated and used in the company's core operating activities, and in monitoring the effects of changes made by management in the Company's operations across different time periods. These non-GAAP factors alone are insufficient to measure all of the company's operating characteristics and should be used in conjunction with GAAP measures to evaluate total operating performance.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.



Healthaxis Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)


                             Three Months Ended   Twelve Months Ended
                               December 31,          December 31,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Revenues                      $4,077     $4,785    $16,162    $20,851
Expenses:
  Cost of revenues             3,701      4,704     15,905     19,573
  Sales and marketing            464        186      1,475        948
  General and
   administrative                651        748      3,489      3,298
  Research and development        --         --         --         30
  Restructuring and
   impairment charges             --         --         --         --
  Amortization of
   intangibles                   252        324      1,032      1,296
                           ---------- ---------- ---------- ----------
Total operating expenses       5,068      5,962     21,901     25,145
                           ---------- ---------- ---------- ----------
Operating loss                  (991)    (1,177)    (5,739)    (4,294)
Interest and other income
 (expense), net                  (84)        13       (219)        30
                           ---------- ---------- ---------- ----------
Net loss                      (1,075)    (1,164)    (5,958)    (4,264)
Preferred stock
 contributions (dividend)         --       (104)       261       (690)
                           ---------- ---------- ---------- ----------
Net loss attributable to
 common shareholders         $(1,075)   $(1,268)   $(5,697)   $(4,954)
                           ========== ========== ========== ==========

Net loss per share of
 common stock (basic and
 diluted)                     $(0.34)    $(0.46)    $(1.99)    $(1.05)
                           ========== ========== ========== ==========

Weighted average common
 shares used in computing
 loss per share
  Basic and diluted        3,118,834  2,767,088  2,856,532  4,699,244




GAAP / Non-GAAP Comparison
 and Reconciliation          Three Months Ended   Twelve Months Ended
                               December 31,          December 31,
                             2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Revenues                      $4,077     $4,785    $16,162    $20,851
Cash expenses:
  Cost of revenues             3,311      4,223     14,340     17,492
  Sales and marketing            458        179      1,453        919
  General and
   administrative                643        735      3,449      3,236
  Research and development        --         --         --         22
                           ---------- ---------- ---------- ----------
Cash operating expenses        4,412      5,137     19,242     21,669
                           ---------- ---------- ---------- ----------
Non-cash operating
 expenses:
  Operating depreciation &
   amortization                  396        493      1,594      2,146
  Stock based compensation         8          8         33         34
  Amortization of
   acquisition intangibles       252        324      1,032      1,296
                           ---------- ---------- ---------- ----------
Total GAAP operating
 expenses                      5,068      5,962     21,901     25,145
                           ---------- ---------- ---------- ----------

EBITDA (Revenues less cash
 operating expenses)            (335)      (352)    (3,080)      (818)
                           ---------- ---------- ---------- ----------

Operating loss (EBITDA
 less non-cash operating
 expenses)                      (991)    (1,177)    (5,739)    (4,294)
Interest and other income
 (expense), net                  (84)        13       (219)        30
                           ---------- ---------- ---------- ----------
Net loss                     $(1,075)   $(1,164)   $(5,958)   $(4,264)
                           ========== ========== ========== ==========



Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)


                                                     Dec. 31, Dec. 31,
                                                       2004     2003
                                                     -------- --------

Assets
  Cash and cash equivalents                           $3,930   $7,887
  Accounts receivable, net                             2,368    3,077
  Other current assets                                   635      729
                                                     -------- --------
  Current assets                                       6,933   11,693
  Property, equipment and software, net                  966    1,238
  Goodwill                                            11,276   11,276
  Other assets                                         1,506    2,907
                                                     -------- --------
  Total assets                                       $20,681  $27,114
                                                     ======== ========


Liabilities and stockholders' equity
  Current liabilities                                 $3,607   $3,380
  Long-term debt                                       2,041    2,697
  Other long-term liabilities                          2,211    2,290
  Stockholders' equity                                12,822   18,747
                                                     -------- --------
  Total liabilities and stockholders' equity         $20,681  $27,114
                                                     ======== ========


    CONTACT: Halliburton Investor Relations
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com